                                                         Exhibit No. EX-99.b.2.A

                              AMENDMENT TO BY-LAWS
                                       of
                     D. L. Babson Money Market Fund, Inc.
                      (as adopted by the Board of Directors
                                on May 30, 2002)

     Effective May 30, 2002,  Article II,  Sections 2 and 3 of the By-laws of D.
L. Babson Money Market Fund,  Inc.  hereby is amended to read in its entirety as follows:

     Section 2. Annual Meetings.  The annual meetings of stockholders,  if held, shall  be  held at such  time as may be  fixed  by the  Board  of  Directors  by resolution.  At any annual  meeting,  the  stockholders  shall  elect a Board of
Directors and transact any other  business  which may properly be brought before the meeting.  No annual meeting of stockholders shall be required in any year in which the  election  of  Directors  is not  required  to be acted upon under the
Investment Company Act of 1940, as amended,  consistent with section 2-501(b) of the Maryland General Corporation Law, as amended.

     Section  3.  Special  Meetings.  At  any  time,  special  meetings  of  the stockholders  may be called by the  president  or by a majority  of the Board of
Directors and shall be called by the president or secretary upon written request of the  holders of shares  entitled to cast not less than ten percent of all the votes entitled to be cast at such meeting.